Exhibit 99.1

Earnings Release

StoneMor Partners L.P. Announces 2007 First Quarter Results

Bristol, PA, May 10, 2007 – StoneMor Partners L.P. (NASDAQ: STON) today announced its operating results for the first quarter ended March 31, 2007.

The following table summarizes selected comparative items that the Partnership believes are representative of its operating performance for the periods presented.

	Three Months Ended March 31,
	2006	2007
	(in thousands)
Total Revenues	$26,652	$30,540
Operating Profit	$3,127	$1,611
Net Income	$941	$(651)
Distributable Free Cash Flow (a)	$3,225	$2,603

(a)	This is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

The reason for the change in Net Profit in 2006 to a Net Loss in 2007 is discussed in the following paragraphs.

For the three months ended March 31, 2007, the company reported an increase in revenues of $3.9 million or 14.6% compared to the corresponding quarter of 2006. This increase is primarily attributable to $1.9 million in revenues from cemeteries acquired in the third quarter of 2006, $1.5 million in revenues from funeral homes acquired in the third quarter of 2006 and modest gains in at-need and funeral home revenues (excluding acquired funeral homes).

These gains in revenue did not translate to gains in operating profit or net income for two primary reasons. Beginning in the fourth quarter of 2006 and continuing through the third quarter of 2009, the company will be recognizing non-cash compensation expense related to a grant of stock-based compensation in accordance with FAS 123R. For the quarter, the company recognized approximately $1.2 million in expenses related to this grant. There was no such expense recognized during the first quarter of 2006.

The properties we acquired in September 2006 have not been fully integrated into our operating model. As a result, the revenues from these acquisitions have not yet reached their full financial-reporting operating potential, while expenses such as cemetery maintenance and park administration have reached their full expected level. Cemetery Expenses increased 20% and General & Administrative Expenses increased 22%, all related to the new acquisitions.

On the average, when our cemeteries reach their full financial-reporting operating potential, operating profit exclusive of corporate overhead has approximated 35%. This same-store percentage for the first quarter 2007 was 32%. Cemetery operating profits excluding corporate overhead as a percentage of cemetery revenues, for recent acquisitions was approximately 4% on approximately $2.4mm of acquisition revenue for the quarter.

Operating Statistics

Operating statistics are important in the company’s evaluation of the success of its performance. The company believes the following statistics are the most important.

	Three Months Ended March 31,
	2006	2007
Interments performed	6,372	7,640
Cemetery revenues per interment performed	$3,947	$3,601
Aggregate value of contracts written (in thousands)	$28,128	$33,307

The improvement in interments performed is primarily related to the company’s acquisitions completed in September 2006, the properties of which were not included in the first quarter 2006 operating results. The decrease in cemetery revenues per interment performed reflects the lag in implementing our operating policies on the newly acquired properties. The company expects this statistic to improve as it continues to increase its operational focus on the integration of these cemeteries. The aggregate value of contracts written increased primarily as a result of additional contracts written related to the acquisition mentioned above. The aggregate value of contracts written adds to the company’s deferred revenue, which increases the backlog of revenue to be recognized in the future. .

Distributable Free Cash Flow

The company defines distributable free cash flow as net cash provided by operating activities before appropriate reserves, if any, less maintenance capital expenditures and debt payments not funded by the proceeds of that offering, and other expenditures not related to normal operating activities during the period presented. A reconciliation between net cash provided by operating activities (the GAAP financial measure the company believes is most directly comparable to distributable free cash flow) and distributable free cash flow for the quarters ended March 31, 2006 and 2007 follows:

	Three Months Ended March 31,
(in thousands)	2006	2007
Net cash provided by operating activities	$2,643	$1,368
Maintenance capital expenditures	(671)	(495)
Annual payment of Income Taxes	1,671	973
Quarterly reserve for payment of income taxes	(418)	(243)
Annual payment of corporate bonuses		1,000

Distributable free cash flow	$3,225	$2,603

Cash provided by operating activities has, except for unusual items, historically been the lowest in the first quarter. The first quarter of 2007 is no exception. Normally, the company has higher expenses in the first quarter for taxes, bonus payments, interest, and other items normally accrued at year end. During the first quarter 2007, the company experienced all these items.

Additionally, the acquisition of 23 cemeteries and 14 funeral homes in the fourth quarter of 2006, while performing above operating expectations, has resulted, as anticipated, in significant increases in accounts receivable, which restricts operating cash flow. Accounts receivable increased in excess of $2.2 million when compared to the first quarter of 2006, resulting from recent acquisitions. This is the single largest normal quarterly increase in accounts receivable since the company has been public. This increase in accounts receivable necessitated the company to borrow from its working capital line to offset some of its negative cash flow effects. This trend was anticipated in the company’s acquisition budgeting. The company expects receivables to continue to increase as the recent acquisitions are built to their anticipated operating capacity.

Operating cash flow also suffered for the quarter because the new acquisitions are continuing to be integrated and the company has not yet fully implemented its merchandise purchasing philosophy. Therefore, net deposits into merchandise funds are greater than they will be when the company’s operating philosophy is fully implemented because trust withdrawals for merchandise installed will increase. Additionally, as merchandise is purchased and installed, revenues and profits are recognized and recorded.

Distributable free cash flow is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the discussion of non-GAAP financial measures within this press release.

Investors’ Conference Call

An investors’ conference call to review the 2007 first quarter results (which will be released before this call) on Thursday, May 10, 2007, at 10:00 a.m. Eastern Time. The conference call can be accessed by calling (888) 662-9069. An audio replay of the conference call will be available by calling (800) 633-8284 through 1:00 p.m. Eastern Time on May 24, 2007. The reservation number for the audio replay is as follows: 21337114. The audio replay of the conference call will also be archived on StoneMor’s website at http://stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Bristol, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 176 cemeteries and 27 funeral homes in 20 states. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the company’s operating activities, the plans and objectives of the company’s management, assumptions regarding the company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “predict,” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the impact of the company’s significant leverage on its operating plans; the ability of the company to service its debt; the company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; variances in death rates; variances in the use of cremation; changes in political or regulatory environments, including potential changes in tax accounting and trusting policies; the company’s ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of the acquisition of assets from Service Corporation International, disclosed within this press release; and various other uncertainties associated with the deathcare industry and the company’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events, or otherwise.

StoneMor Partners L.P.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2006	March 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,914	$6,550
Accounts receivable, net of allowance	22,968	23,664
Prepaid expenses	2,801	2,165
Other current assets	2,533	3,120

Total current assets	38,216	35,499

LONG-TERM ACCOUNTS RECEIVABLE—net of allowance	36,878	37,682
CEMETERY PROPERTY	171,714	170,992
PROPERTY AND EQUIPMENT, net of accumulated depreciation	29,027	28,987
MERCHANDISE TRUSTS, restricted, at fair value	147,788	159,221
PERPETUAL CARE TRUSTS, restricted, at fair value	168,631	172,678
DEFERRED FINANCING COSTS—net of accumulated amortization	1,242	1,056
DEFERRED SELLING AND OBTAINING COSTS	33,478	34,996
OTHER ASSETS	51	158

TOTAL ASSETS	$627,025	$641,269

LIABILITIES AND PARTNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$11,345	$8,563
Accrued interest	361	349
Current portion, long-term debt	1,388	1,155

Total current liabilities	13,094	10,067

LONG-TERM DEBT	102,104	103,879
DEFERRED CEMETERY REVENUES, net	196,103	207,501
MERCHANDISE LIABILITY	45,805	51,117

TOTAL LIABILITIES	357,106	372,564

COMMITMENTS AND CONTINGENCIES
NON-CONTROLLING INTEREST IN PERPETUAL CARE TRUSTS	168,631	172,678

PARTNERS’ EQUITY
General partner	1,382	1,277
Limited partners:
Common	71,700	68,963
Subordinated	28,206	25,787

Total partners’ equity	101,288	96,027

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$627,025	$641,269

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended March 31, 2007.

StoneMor Partners L.P.

Condensed Consolidated Statement of Operations

(in thousands, except unit data)

(unaudited)

	Three months ended March 31,
	2006	2007
Revenues:
Cemetery	$25,192	$27,510
Funeral home	1,460	3,030

Total revenues	26,652	30,540

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Land and crypts	1,447	1,289
Perpetual care	736	888
Merchandise	1,273	1,727
Cemetery expense	5,636	6,784
Selling expense	5,647	6,244
General and administrative expense	3,064	3,738
Corporate overhead (including $1,158 in stock-based compensation in 2007)	3,808	5,282
Depreciation and amortization	821	874
Funeral home expense	1,093	2,103

Total cost and expenses	23,525	28,929

OPERATING PROFIT	3,127	1,611
INTEREST EXPENSE	1,733	2,046

INCOME (LOSS) BEFORE INCOME TAXES	1,394	(435)

INCOME TAXES:
State	143	133
Federal	310	83

Total income taxes	453	216

NET INCOME (LOSS)	$941	$(651)

General partner’s interest in net income (loss) for the period	$19	$(13)

Limited partners’ interest in net income (loss) for the period
Common	$476	$(339)
Subordinated	$446	$(299)

Net income (loss) per limited partner unit (basic and diluted)	$.11	$(.07)

Weighted average number of limited partners’ units outstanding (basic and diluted)	8,763	9,036

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended March 31, 2007.

StoneMor Partners L.P.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three months ended March 31,
	2006	2007
OPERATING ACTIVITIES:
Net income (loss)	$941	$(651)
Adjustments to reconcile net income to net cash provided by operating activity:
Cost of lots sold	1,043	1,217
Depreciation and amortization	821	874
Stock-based compensation	—	1,158
Other non cash	207	—
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	280	(1,973)
Allowance for doubtful accounts	397	473
Merchandise trust fund	(1,513)	(1,268)
Prepaid expenses	(96)	637
Other current assets	(339)	(64)
Other assets	(38)	(107)
Accounts payable and accrued and other liabilities	(1,558)	(3,955)
Deferred selling and obtaining costs	(798)	(1,322)
Deferred cemetery revenue	4,061	6,486
Merchandise liability	(765)	(137)

Net cash provided by operating activities	2,643	1,368

INVESTING ACTIVITIES:
Cost associated with potential acquisitions	(464)	(522)
Additions to cemetery property	(878)	(495)
Divestiture of funeral home	2,091	—
Addtitions to property and equipment	(458)	(648)

Net cash provided by (used in) investing activities	291	(1,665)

FINANCING ACTIVITIES:
Cash distribution	(4,247)	(4,610)
Additional borrowings on long-term debt	1,400	2,000
Repayments of long-term debt	(288)	(457)

Net cash used in financing activities	(3,135)	(3,067)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(201)	(3,364)
CASH AND CASH EQUIVALENTS—Beginning of period	6,925	9,914

CASH AND CASH EQUIVALENTS—End of period	$6,724	$6,550

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$1,772	$2,277

Cash paid during the period for income taxes	$1,671	$973

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended March 31, 2007.